Exhibit 23.2

Consent of Independent Auditors

The Board of Directors

Worthington Armstrong Venture:

We consent to the use of our report dated February 19, 2018, with respect to the consolidated balance sheets of Worthington Armstrong Venture and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income and comprehensive income, partners’ deficit and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 30, 2018